[LOGOOF DIAMETRICS MEDICAL]	Exhibit 99.1

Contacts:

David Kaysen, CEO

Larry Betterley, CFO

(651) 639-8035

FOR IMMEDIATE RELEASE

Diametrics Medical Reports Nasdaq Delisting

ST. PAUL, Minn., July 1, 2003 – Diametrics Medical, Inc. (Nasdaq: DMED) today announced it has received notification from the Nasdaq Listing Qualifications Panel that it has denied Diametrics’ request, after a hearing on June 5, 2003, for continued listing on the Nasdaq SmallCap Market and that its Common Stock will no longer be traded on that market effective July 2, 2003.

Diametrics’ Common Stock will be eligible for trading on the Over-the-Counter Bulletin Board (OTCBB). The OTCBB is a regulated quotation service that displays real-time quotes, last sale price, and volume information in over-the-counter equity securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a sophisticated computer network. Investors work through a broker/dealer to trade OTCBB securities. Information regarding the OTC Bulletin Board, including stock quotations, can be found on the internet at www.otcbb.com.

Diametrics’ ticker symbol will remain “DMED” on the OTCBB; however, some internet quotation services add an “OB” to the end of the symbol for the purpose of providing stock quotes (e.g. DMED.OB).

“While the decision by Nasdaq is disappointing, it is not expected to impact our business strategy,” said Dave Kaysen, Diametrics’ President and Chief Executive Officer. “We are continuing to aggressively grow our customer base, while pursuing significant strategic business alternatives, which may include the sale of segments of the business,” said Kaysen.

About Diametrics

Diametrics Medical is a leader in critical care technology. The Company improves the quality of healthcare delivery through products that provide immediate, accurate and cost-effective blood and tissue diagnostic information. Primary products include the IRMA®SL point-of-care blood analysis system; the Trendcare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; the Neurotrend® cerebral tissue monitoring system; and the Integrated Data Management System (idms™). Additional information is available at the company’s Web site, http//www.diametrics.com.

Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.